EXHIBIT 10.22

Sixth Amendment
to
CREDIT AGREEMENT
Dated as of October 25, 2013
among
SHILOH INDUSTRIES, INC.
and
SHILOH HOLDINGS NETHERLANDS B.V.,
as the Borrowers,

THE DOMESTIC SUBSIDIARIES OF SHILOH INDUSTRIES, INC.,
as the Guarantors,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender, Dutch Swing Line Lender and L/C Issuer,
and
THE OTHER LENDERS PARTY HERETO
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
JPMorgan Chase Bank, N.A.,
as Joint Lead Arrangers and Joint Bookrunners

THE PRIVATEBANK AND TRUST COMPANY,
COMPASS BANK,
and
The Huntington National Bank,
as Co-Documentation Agents

SIXTH AMENDMENT TO CREDIT AGREEMENT
THIS SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) dated as of October 28, 2016 (the “Amendment Closing Date”) is entered into among SHILOH INDUSTRIES, INC., a Delaware corporation (the “Company”), SHILOH HOLDINGS NETHERLANDS B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands (the “Dutch Borrower” and together with the Company, each a “Borrower” and collectively, the “Borrowers”), the Guarantors party hereto, the Lenders party hereto and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender, Dutch Swing Line Lender and L/C Issuer.
RECITALS
WHEREAS, the Company, the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent entered into that certain Credit Agreement dated as of October 25, 2013 (as amended by that certain First Amendment to Credit Agreement dated as of December 30, 2013, that certain Second Amendment to Credit Agreement dated as of June 26, 2014, that certain Third Amendment to Credit Agreement dated as of September 29, 2014, that certain Fourth Amendment to Credit Agreement dated as of April 29, 2015, that certain Fifth Amendment to Credit Agreement dated as of October 30, 2015, and as otherwise amended, supplemented or modified, the “Credit Agreement”); and
WHEREAS, the Borrowers have requested that the Lenders make certain amendments and modifications to the Credit Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement.
2.Amendments. The Credit Agreement is hereby amended as follows:
(a)    The following definitions are hereby added to Section 1.01 of the Credit Agreement in appropriate alphabetical order to read as follows:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Chinese Joint Venture” means Shiloh Sanji CastLight (Nantong) Ltd., a joint venture domiciled in the People’s Republic of China.

“Consolidated Net Funded Indebtedness” means, as of any date of determination, (a) Consolidated Funded Indebtedness as of such date minus (b) Unrestricted Cash as of such date.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“J/V Start-Up Date” means, (a) with respect to the Chinese Joint Venture, October 31, 2017 (or such later date that may be reasonably agreed to by the Administrative Agent) and (b) with respect to any other joint venture, the date that is twelve (12) months after formation of such joint venture (or such later date that may be reasonably agreed to by the Administrative Agent).

“Sixth Amendment Fee Letter” means that certain letter agreement dated as of October 14, 2016, by and among the Company, Bank of America and MLPFS.

“Sixth Amendment Effective Date” means October 28, 2016.

“Unrestricted Cash” means, subject to the limitations in the definition of Incremental Amount, Section 1.03(a) and Section 8.11(d), the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties, not to exceed $5,000,000; provided, that, cash and Cash Equivalents of any Loan Party not held in the United States shall be deemed to be “restricted” to the extent that such cash or Cash Equivalents, as the case may be, cannot be repatriated, or adverse tax consequences would result from the repatriation of such cash, to the jurisdiction of organization of such Loan Party; provided, further, that, if at any time the cash and Cash Equivalents of the Dutch Borrower exceed the Total Revolving B Outstandings, thirty-five percent (35%) of such cash and Cash Equivalents of the Dutch Borrower in excess of the Total Revolving B Outstandings shall be considered to be “restricted”.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(b)    The definition of “Consolidated EBITDA” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated Net Income for such period plus (b) the following (without duplication) to the extent deducted in calculating such Consolidated Net Income (or, in the case of clause (b)(xii), to the extent not already included in Consolidated Net Income), all as determined in accordance with GAAP: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (iii) consolidated depreciation and amortization expense for such period, (iv) all non-cash charges or expenses for such period (excluding any non-cash charges or expenses related to accounts receivable) that do not represent a cash item in such period or any future period, (v) non-cash stock based employee compensation expenses for such period, (vi) to the extent not capitalized, fees, costs and expenses (including appraisal costs and fees) for such period related to the closing of this Agreement and any amendment, consent or waiver related thereto, (vii) unusual or non-recurring cash charges or expenses for such period, (viii) to the extent not capitalized, fees, costs, premiums, charges or expenses for such period in connection with any issuance or amendment of Indebtedness by the Company or any Subsidiary permitted by Section 8.03, any issuance of Qualified Capital Stock of the Company or any Subsidiary, any Permitted Acquisition, any Investment permitted by Section 8.02 or any Disposition permitted by Section 8.05, (ix) cash restructuring, transition and business optimization fees, costs and expenses (including, without limitation, costs associated with exit or disposal activities, employee retention, severance and termination benefits, costs to open, close, integrate or consolidate facilities, costs to relocate employees, executive search and recruiting, costs to terminate contracts and other similar costs) for such period, (x) non-recurring cash charges or expenses related to production materials for such period, including pricing and scrap recovery below $225.00 per gross ton; provided, that, the aggregate amount of all such non-recurring cash charges and expenses added back pursuant to this clause (b)(x) shall not exceed $3,500,000 during the term of this Agreement, (xi) net losses from discontinued operations for such period, (xii) the amount of net “run rate” cost savings, operating expense reductions and synergies for such period projected by the Company in good faith to be realized as a result of specified actions which have been taken, which are committed to be taken or which are expected to be taken in connection with Acquisitions, divestitures, other specified transactions, restructurings, cost savings initiatives and other initiatives, in each case, after July 31, 2016, net of the amount of actual benefits realized during such period from such actions; provided, that, (A) in the Compliance Certificate required to be delivered pursuant to Section 7.02 for such period, the Company shall certify that such cost savings, operating expense reductions and synergies (x) are reasonably anticipated to be realized within twelve (12) months after the consummation of the Acquisition, divestiture, specified transaction, restructuring, cost saving initiative or other initiative which is expected to result in such cost savings, operating expense reductions or synergies and (y) are factually supportable as determined in good faith by the Company, (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (b)(xii) to the extent duplicative of any amounts otherwise added to, or included in, Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period, and (C) projected amounts (that are not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (b)(xii) to the extent occurring more than four (4) full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions or synergies, (xiii) solely until, with respect to any joint venture, the J/V Start-Up Date for such joint venture, to the extent not capitalized, fees, costs, charges or expenses for such period in connection with start-up operations for joint ventures to the extent such fees, costs, charges or expenses are paid with amounts contributed by the Company’s joint venture partner with respect to such joint venture and (xiv) any non-cash losses attributable to the mark-to-market movement in the valuation of Swap Contracts, minus (c) the following (without duplication) to the extent included in calculating such Consolidated Net Income, all as determined in accordance with GAAP, (i) all non-cash income or gains for such period, (ii) net income or gains from discontinued operations for such period, (iii) all federal, state, local and foreign income tax credits of the Company and its Subsidiaries during such period and (iv) any non-cash gains attributable to the mark-to-market movement in the valuation of Swap Contracts. Notwithstanding the foregoing, it is understood and agreed that the aggregate amount added back (or, for the avoidance of doubt, in the case of clause (b)(xii), added) pursuant to clauses (b)(vii), (b)(ix), (b)(xii) and (b)(xiii) for any period shall not exceed fifteen percent (15%) of Consolidated EBITDA for such period prior to giving effect to all such add-backs (or, for the avoidance of doubt, in the case of clause (b)(xii), additions) for such period. Notwithstanding anything to the contrary set forth in this definition, subject to Section 1.03(c), “Consolidated EBITDA” for (x) the fiscal quarter ended January 31, 2016, shall be equal to $9,102,393, (y) for the fiscal quarter ended April 30, 2016, shall be equal to $20,573,223, and (z) for the fiscal quarter ended July 31, 2016, shall be equal to $17,784,954.

(c)    Clause (a)(ii) in the definition of “Consolidated Fixed Charge Coverage Ratio” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

(ii) Consolidated Capital Expenditures for such period (excluding any Consolidated Capital Expenditures (x) to the extent funded with the proceeds of (A) Qualified Subordinated Debt or (B) Qualified Capital Stock of the Company and (y) made in connection with joint ventures (that are, for the avoidance of doubt, Subsidiaries) prior to, with respect to any joint venture, the J/V Start-Up Date for such joint venture to the extent (A) contributed to such joint venture by the Company’s joint venture partner with respect to such joint venture or (B) funded by Indebtedness borrowed locally by such joint venture) minus

(d)    Clause (a) in the definition of “Consolidated Leverage Ratio” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

(a) Consolidated Net Funded Indebtedness as of such date to

(e)    Clause (d) in the definition of “Defaulting Lender” in Section 1.01 of the Credit Agreement is hereby amended by deleting the “or” immediately before clause (d)(ii) and adding a new clause (d)(iii) to read as follows:
or (iii) become the subject of a Bail-In Action;

(f)    Sub-clause (y) in clause (g) of the definition of “Disposition” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
(y) the aggregate amount of all such sales of accounts receivable pursuant to this clause (g) shall not exceed $30,000,000 in any fiscal year of the Company
(g)    The definition of “Disposition” in Section 1.01 of the Credit Agreement is hereby amended by replacing the “ and” immediately before clause (m) with “,” and adding new clauses (n) and (o) in the appropriate alphabetical order to read as follows:
(n) the sale, transfer, license, lease or other disposition of assets after the Sixth Amendment Effective Date (but on or prior to the date that is eighteen (18) months after the Sixth Amendment Effective Date) in connection with business optimization initiatives; provided, that, the aggregate amount of all such sales, transfers, licenses, leases or other dispositions shall not exceed $25,000,000, and (o) the sale or other disposition of the Equity Interests of, or any assets or other property of, the Chinese Joint Venture, in each case to the extent that the proceeds of such sale or disposition are applied to the purchase price of Eligible Assets within three hundred and sixty-five (365) days of such sale or disposition (or such later date that may be reasonably agreed to by the Administrative Agent).

(h)    The proviso in the definition of “Disqualified Capital Stock” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
provided, that, if such Equity Interests are issued pursuant to a plan for the benefit of employees or other service providers of the Company or any Subsidiary, such Equity Interests shall not constitute Disqualified Capital Stock solely because they may be required to be repurchased by the Company or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or in connection with such employee’s or other service provider’s termination, death or disability.
(i)    The phrase “arranged by federal funds brokers on such day” is hereby deleted from the definition of “Federal Funds Rate” in Section 1.01 of the Credit Agreement.
(j)    The definition of “Incremental Amount” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
“Incremental Amount” means TWENTY-FIVE MILLION DOLLARS ($25,000,000); provided, that, if upon giving Pro Forma Effect to any increase in the Aggregate Revolving A Commitments pursuant to Section 2.02(f) (and assuming for purposes of such calculation that such increase is fully drawn) the Consolidated Leverage Ratio would be less than 3.00 to 1.0 as of the most recent fiscal quarter end for which the Company was required to deliver financial statements pursuant to Section 7.01(a)(i) or (b) (it being understood and agreed that for purposes of calculating such

Consolidated Leverage Ratio, the proceeds of such increase (whether actually drawn or assumed to be drawn) in the Aggregate Revolving A Commitments shall not qualify as Unrestricted Cash for purposes of clause (b) of the definition of Consolidated Net Funded Indebtedness), the “Incremental Amount” shall instead be ONE HUNDRED MILLION DOLLARS ($100,000,000).
(k)    The definition of “Joint Lead Arrangers” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
“Joint Lead Arrangers” means MLPFS and JPMorgan Chase Bank, N.A., in their respective capacities as joint lead arrangers and joint book managers.
(l)    The definition of “Loan Documents” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, the Third Amendment Effective Date Disclosure Letter, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement, each Auto Borrow Agreement, each Collateral Document, the Fee Letter, the Fifth Amendment Agreement, the Fifth Amendment Fee Letter, the Sixth Amendment Fee Letter, each Qualified Subordinated Debt Subordination Agreement and any other agreement or document specifically designated as a “Loan Document” (but specifically excluding Secured Swap Agreements, Secured Treasury Management Agreements and Foreign Currency Agreements).

(m)    The definition of “MLPFS” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in its capacity as a joint lead arranger and joint book manager.
(n)    The following sentence is hereby added to the end of Section 1.03(a) of the Credit Agreement:
Notwithstanding anything contained herein to the contrary, with respect to determining the permissibility of the incurrence of any Indebtedness, the proceeds thereof shall not be counted as Unrestricted Cash for the purposes of clause (b) of the definition of Consolidated Net Funded Indebtedness.
(o)    The phrase “No reallocation hereunder” in Section 2.15(a)(iv) of the Credit Agreement is hereby amended to read “Subject to Section 11.21, no reallocation hereunder”.
(p)    A new Section 6.25 is hereby added to the Credit Agreement to read as follows:
6.25    No EEA Financial Institution.
No Loan Party is an EEA Financial Institution.
(q)    Section 8.01(q) of the Credit Agreement is hereby amended to read as follows:
(q)    Liens solely on equipment of the Company and its Subsidiaries (and not, for the avoidance of doubt, extending to any other property or asset of the Company or any Subsidiary) securing Indebtedness permitted under Section 8.03(j); provided, that, (i) such Liens do not at any time encumber any property other than the equipment (and proceeds thereof) financed by such

Indebtedness and (ii) such Liens attach to such equipment concurrently with or within ninety (90) days after the acquisition thereof;
(r)    Section 8.03(j) of the Credit Agreement is hereby amended to read as follows:
(j)    Indebtedness incurred by the Company or any of its Subsidiaries pursuant to government loan programs (including, for the avoidance of doubt, the Advanced Technology Vehicles Manufacturing (ATVM) Loan Program provided by the U.S. Department of Energy) to finance the purchase of equipment, and renewals, refinancings and extensions thereof, provided, that, (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $20,000,000 at any one time outstanding; (ii) the Administrative Agent shall have received the definitive documentation for the applicable government loan program pursuant to which such Indebtedness is incurred, certified as true and complete by a Responsible Officer of the Company and otherwise in form and substance satisfactory to the Administrative Agent; (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing plus the aggregate amount of any unpaid and accrued interest thereon and any fees or premiums relating thereto; and (iv) such Indebtedness shall in no event, for the avoidance of doubt, be considered “Permitted Government Revenue Bond Indebtedness” for purposes of this Agreement or any other Loan Document;
(s)    Section 8.03 of the Credit Agreement is hereby amended by replacing “; and” at the end of clause (m) with “;”, replacing the “.” at the end of clause (n) with “; and” and adding a new clause (o) to read as follows:
(o)    unsecured Indebtedness of the Company and its Subsidiaries in an aggregate principal amount at any one time outstanding for all such Persons taken together not to exceed $20,000,000.
(t)    Section 8.05(f) of the Credit Agreement is hereby amended to read as follows:
and (f) the aggregate net book value of all of the assets sold or otherwise disposed of by the Company and its Subsidiaries in all such transactions occurring during any fiscal year of the Company shall not exceed $5,000,000.
(u)    Section 8.11(a) of the Credit Agreement is hereby amended to read as follows:
(a)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than the ratio set forth below corresponding to such fiscal quarter:

Calendar Year	January 31	April 30	July 31	October 31
2015	N/A	4.00 to 1.0	4.00 to 1.0	5.00 to 1.0
2016	5.00 to 1.0	5.00 to 1.0	4.75 to 1.0	4.25 to 1.0
2017	4.25 to 1.0	4.25 to 1.0	4.00 to 1.0	4.00 to 1.0
2018	3.75 to 1.0	3.75 to 1.0	3.75 to 1.0	3.50 to 1.0
2019	3.25 to 1.0	3.25 to 1.0	3.00 to 1.0	N/A

(v)    Section 8.11(c) of the Credit Agreement is hereby amended to read as follows:
(c)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Company to be less than the ratio set forth below corresponding to such fiscal quarter:

Calendar Year	January 31	April 30	July 31	October 31
2015	N/A	1.00 to 1.0	1.00 to 1.0	1.00 to 1.0
2016	1.00 to 1.0	1.00 to 1.0	1.00 to 1.0	1.00 to 1.0
2017	1.00 to 1.0	1.00 to 1.0	1.25 to 1.0	1.25 to 1.0
2018	1.25 to 1.0	1.25 to 1.0	1.25 to 1.0	1.25 to 1.0
2019	1.25 to 1.0	1.25 to 1.0	1.25 to 1.0	N/A

(w)    Clauses (i) and (ii) of the paragraph prior to the proviso of Section 8.11(d) of the Credit Agreement are hereby amended to read as follows:
(i) Consolidated EBITDA for the fiscal quarter ending at the end of such period shall be increased by the Cure Amount, and such increase shall be effective for all periods that include such fiscal quarter and (ii) if, after giving effect to the foregoing recalculations (but not counting any Cure Amount as Unrestricted Cash for purposes of clause (b) of the definition of Consolidated Net Funded Indebtedness when calculating compliance with the financial covenants set forth in Sections 8.11(a), (b) and (c), the Loan Parties shall then be in compliance with the requirements of the financial covenants set forth in Sections 8.11(a), (b) and (c), the Loan Parties shall be deemed to have satisfied the requirements thereof as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default thereof which had occurred shall be deemed cured as of such date for all purposes of this Agreement; provided, that:
(x)    Section 8.15 of the Credit Agreement is hereby amended to read as follows:
8.15    Sale Leasebacks.
Enter into any Sale and Leaseback Transaction except (a) pursuant to a transaction described in clause (l) of the definition of “Disposition” and permitted by Section 8.05 or (b) for Sale and Leaseback Transactions in an aggregate amount not to exceed $2,500,000 after the Sixth Amendment Effective Date.
(y)    The penultimate sentence of Section 10.06(a) of the Credit Agreement is hereby amended to read as follows:
If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.
(z)    The final sentence of Section 10.06(c) of the Credit Agreement is hereby amended to read as follows:
After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(aa)    A new Section 11.21 is added to the Credit Agreement to read as follows:
11.21    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
(bb)    Exhibit E to the Credit Agreement is hereby amended to read as provided on Exhibit E attached hereto.
3.    Release. As a material part of the consideration for Administrative Agent and the Lenders entering into this Agreement, the Loan Parties agree as follows (the “Release Provision”):

(a)    By their signatures below, the Borrowers and the other Loan Parties hereby agree that the Administrative Agent and each of the Lenders, and each of their respective Affiliates, officers, managers, directors, agents, attorneys, representatives and employees, and their respective predecessors, successors and assigns (hereinafter all of the above collectively referred to as the “Bank Group”), are irrevocably and unconditionally released, discharged and acquitted from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act solely in connection with the Loan Documents on or prior to the date hereof.

(b)    Each Loan Party hereby acknowledges, represents and warrants to the Bank Group that:

(i)    such Loan Party has read and understands the effect of the Release Provision. Such Loan Party has had the assistance of independent counsel of its own choice, or has had the opportunity to retain such independent counsel, in reviewing, discussing, and considering all the terms of the Release Provision; and if counsel was retained, counsel for such Loan Party has read and considered the Release Provision and advised such Loan Party with respect to the same. Before execution of this Agreement, such Loan Party has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of the Release Provision.

(ii)    such Loan Party is not acting in reliance on any representation, understanding, or agreement not expressly set forth herein. Such Loan Party acknowledges that the Bank Group has not made any representation with respect to the Release Provision except as expressly set forth herein.

(iii)    such Loan Party has executed this Agreement and the Release Provision thereof as its free and voluntary act, without any duress, coercion, or undue influence exerted by or on behalf of any person.

(iv)    such Loan Party is the sole owner of the claims released by the Release Provision, and such Loan Party has not heretofore conveyed or assigned any interest in any such claims to any other Person.

(c)    Such Loan Party understands that the Release Provision was a material consideration in the agreement of the Administrative Agent and the Lenders to enter into this Agreement.
4.    Conditions Precedent. This Agreement shall become effective upon satisfaction of the following conditions precedent:
(a)Agreement. Receipt by the Administrative Agent of counterparts of this Agreement executed by the Borrowers, the Guarantors and the Required Lenders.
(b)Incumbency Certificates. Receipt by the Administrative Agent of such certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the transactions contemplated hereby, each of which shall be originals, certified copies or facsimiles (followed promptly by originals), in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel.
(c)Fees. Receipt by the Administrative Agent, the Joint Lead Arrangers and the Lenders of any fees required to be paid on or before the Amendment Closing Date.
(d)Expense Reimbursement/Attorney Costs. The Administrative Agent, the Joint Lead Arrangers and the Lenders shall have been reimbursed for all reasonable and documented out-of-pocket expenses owing to the Administrative Agent, the Joint Lead Arrangers, the Lenders and their counsel (including, for the avoidance of doubt, all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to the Amendment Closing Date).
(e)Additional Information. Receipt by the Administrative Agent and the Lenders of such additional information and materials which the Administrative Agent and/or any Lender shall reasonably request or require.
5.    Miscellaneous.
(a)    Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, the L/C Issuers, the Swing Line Lender, the Dutch Swing Line Lender or the Lenders under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which, as amended, supplemented or otherwise modified hereby, are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Agreement shall constitute a Loan Document. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment to the Credit Agreement made under and in accordance with the terms of Section 11.01 of the Credit Agreement.
(b)    Each Guarantor party hereto (i) hereby acknowledges and consents to all of the terms and conditions of this Agreement, (ii) affirms all of its obligations under the Loan Documents and (iii) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Credit Agreement or the other Loan Documents.
(c)    The Borrowers and the Guarantors party hereto hereby represent and warrant as follows:
(i)Each of the Loan Parties has taken all necessary action to authorize the execution, delivery and performance of this Agreement.
(ii)This Agreement has been duly executed and delivered by the Loan Parties and constitutes each of the Loan Parties’ legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
(iii)No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement, other than (A) those that have already been obtained and are in full force and effect and (B) those approvals, consents, exemptions, authorizations, actions, notices or filings, to the extent that the failure to obtain the same could not reasonably be expected to have a Material Adverse Effect.
(d)    The Loan Parties represent and warrant to the Lenders that (i) the representations and warranties of the Loan Parties set forth in Article VI of the Credit Agreement and in each other Loan Document are true and correct in all material respects (or, if any such representation or warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects) as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate solely to an earlier date, in which case they shall be true and correct in all material respects (or, if any such representation or warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects) as of such earlier date and (ii) no event has occurred and is continuing which constitutes a Default or an Event of Default.
(e)    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telecopy or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.

(f)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:	SHILOH INDUSTRIES, INC.,
a Delaware corporation

By:	/s/ W. Jay Potter
Name:	W. Jay Potter
Title:	Senior Vice President and Chief Financial Officer
SHILOH HOLDINGS NETHERLANDS B.V.,
a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands

By:	/s/ Kenton Bednarz
Name:	Kenton Bednarz
Title:	Director B

and

By:	/s/ H.L. Jewitt
Name:	H.L. Jewitt
Title:	Director A

GUARANTORS:                SHILOH CORPORATION,
an Ohio corporation

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

GREENFIELD DIE & MANUFACTURING CORP.,
a Michigan corporation

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

JEFFERSON BLANKING INC.,
a Georgia corporation

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

SHILOH AUTOMOTIVE, INC.,
an Ohio corporation

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

SHILOH INDUSTRIES, INC. DICKSON
MANUFACTURING DIVISION,
a Tennessee corporation

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

LIVERPOOL COIL PROCESSING, INCORPORATED,
an Ohio corporation

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

MEDINA BLANKING, INC.,
an Ohio corporation

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

THE SECTIONAL DIE COMPANY,
an Ohio corporation

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

SECTIONAL STAMPING, INC.,
an Ohio corporation

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

SHILOH DIE CAST LLC,
an Ohio limited liability company

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

ALBANY-CHICAGO COMPANY LLC,
a Wisconsin limited liability company

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

SHILOH DIE CAST MIDWEST LLC,
an Ohio limited liability company

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

SHILOH HOLDINGS INTERNATIONAL, INC.,
a Michigan corporation

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

FMS MAGNUM HOLDINGS LLC,
an Ohio limited liability company

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

SHILOH MANUFACTURING LLC,
a Michigan limited liability company

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

SHILOH MANUFACTURING HOLDINGS LLC,
an Ohio limited liability company

By:	/s/ Thomas M. Dugan
Name:	Thomas M. Dugan
Title:	Vice President of Finance and Treasurer

ADMINISTRATIVE

AGENT:	BANK OF AMERICA, N.A.
as Administrative Agent

By:	/s/ Angela Larkin
Name:	Angela Larkin
Title:	Assistant Vice President

LENDER:	BANK OF AMERICA, N.A.
as a Lender, Swing Line Lender: Dutch Swing Line Lender
and L/C Issuer

By:	/s/ Michael E. Miller
Name:	Michael E. Miller
Title:	Vice President

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Dana J. Moran
Name:	Dana J. Moran
Title:	Executive Director

CITIZENS BANK, N.A.,
as a Lender

By:	/s/ Diane Mullan-Cromwell
Name:	Diane Mullan-Cromwell
Title:	Senior Vice President

THE PRIVATE BANK AND TRUST COMPANY,
as a Lender

By:	/s/ Robert Cheffins
Name:	Robert Cheffins
Title:	Officer

ASSOCIATED BANK, N.A.,
as a Lender

By:	/s/ Viktor R. Gottlieb
Name:	Viktor R. Gottlieb
Title:	Vice President

COMPASS BANK,
as a Lender

By:	/s/ Peter Lewin
Name:	Peter Lewin
Title:	Senior Vice President

THE HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ Brian H. Gallagher
Name:	Brian H. Gallagher
Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Marc Evans
Name:	Marc Evans
Title:	Vice President

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: ___________, 20__

To:    Bank of America, N.A., as Administrative Agent

Re:
Credit Agreement dated as of October 25, 2013 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Shiloh Industries, Inc., a Delaware corporation (the “Company”), Shiloh Holdings Netherlands B.V., a besloten vennootschap organized under the laws of the Netherlands, the Guarantors, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender, Dutch Swing Line Lender and L/C Issuer. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the _______________ of the Company, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year‑end financial statements:]

[1.    Attached hereto as Schedule 1 are the fiscal year‑end audited financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.]

[Use following paragraph 1 for fiscal quarter‑end financial statements:]

[1.    Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year‑end audit adjustments and the absence of footnotes.]

2.    The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a detailed review of the transactions and condition (financial or otherwise) of the Company and its Subsidiaries during the accounting period covered by the attached financial statements.

3.    The financial covenant analyses, the calculation of the Consolidated Leverage Ratio, the Consolidated Interest Coverage Ratio, the Consolidated Fixed Charge Coverage Ratio and Consolidated Capital Expenditures and the other information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

4.    Attached hereto as Schedule 3 is the written summary of material changes in GAAP, if any, pursuant to Section 1.03(b) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________, 20__.
SHILOH INDUSTRIES, INC.,
a Delaware corporation

By:
Name:
Title:

Schedule 2
to Compliance Certificate

For the fiscal quarter/fiscal year ended ______________, 20__ (the “Statement Date”)

1.    Consolidated Leverage Ratio

(a)    Consolidated Funded Indebtedness as of the Statement Date:         $

all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (excluding any Qualified Subordinated Debt)
$
all purchase money Indebtedness	$
the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business)
$
all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (but only to the extent of drawn but unreimbursed amounts)
$
all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days after the date on which such trade account payable was created), including, without limitation, any Earn Out Obligations
$
the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases	$
all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends
$
all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed
$
all Guarantees with respect to Funded Indebtedness of the types specified in items (a)(i) through (a)(viii) above of another Person	$
all Funded Indebtedness of the types referred to in items (a)(i) through (a)(ix) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person
$
Consolidated Funded Indebtedness [(a)(i) + (a)(ii) + (a)(iii) + (a)(iv) + (a)(v) + (a)(vi) + (a)(vii) + (a)(viii) + (a)(ix) + (a)(x)]	$
(b)Unrestricted Cash as of the Statement Date:$

(c)    Consolidated EBITDA for the period of the four fiscal quarters

ending on the Statement Date:                        $

Consolidated Net Income for such period
The following (without duplication) to the extent deducted in calculating such Consolidated Net Income (or, in the case of item (c)(xiii), to the extent not already included in Consolidated Net Income), all as determined in accordance with GAAP:
$
Consolidated Interest Charges for such period	$
the provision for federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period	$
consolidated depreciation and amortization expense for such period	$
all non-cash charges or expenses for such period (excluding any non-cash charges or expenses related to accounts receivable) that do not represent a cash item in such period or any future period	$
non-cash stock based employee compensation expenses for such period	$
to the extent not capitalized, fees, costs and expenses (including appraisal costs and fees) for such period related to the closing of the Credit Agreement and any amendment, consent or waiver related thereto
$
unusual or non-recurring cash charges or expenses for such period	$
to the extent not capitalized, fees, costs, premiums, charges or expenses for such period in connection with any issuance or amendment of Indebtedness by the Company or any Subsidiary permitted by Section 8.03 of the Credit Agreement, any issuance of Qualified Capital Stock of the Company or any Subsidiary, any Permitted Acquisition, any Investment permitted by Section 8.02 of the Credit Agreement or any Disposition permitted by Section 8.05 of the Credit Agreement
$
cash restructuring, transition and business optimization fees, costs and expenses (including, without limitation, costs associated with exit or disposal activities, employee retention, severance and termination benefits, costs to open, close, integrate or consolidate facilities, costs to relocate employees, executive search and recruiting, costs to terminate contracts and other similar costs) for such period
$
non-recurring cash charges or expenses related to production materials for such period, including pricing and scrap recovery below $225.00 per gross ton; provided, that, the aggregate amount of all such non-recurring cash charges and expenses added back pursuant to this item (c)(xi) shall not exceed $3,500,000 during the term of the Credit Agreement
$
net losses from discontinued operations for such period	$

the amount of net “run rate” cost savings, operating expense reductions and synergies for such period projected by the Company in good faith to be realized as a result of specified actions which have been taken, which are committed to be taken or which are expected to be taken in connection with Acquisitions, divestitures, other specified transactions, restructurings, cost savings initiatives and other initiatives, in each case, after July 31, 2016, net of the amount of actual benefits realized during such period from such actions; provided, that, (A) in the Compliance Certificate required to be delivered pursuant to Section 7.02 of the Credit Agreement for such period, the Company shall certify that such cost savings, operating expense reductions and synergies (x) are reasonably anticipated to be realized within twelve (12) months after the consummation of the Acquisition, divestiture, specified transaction, restructuring, cost saving initiative or other initiative which is expected to result in such cost savings, operating expense reductions or synergies and (y) are factually supportable as determined in good faith by the Company, (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this item (c)(xiii) to the extent duplicative of any amounts otherwise added to, or included in, Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period, and (C) projected amounts (that are not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this item (c)(xiii) to the extent occurring more than four (4) full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions or synergies
$
solely until, with respect to any joint venture, the J/V Start-Up Date for such joint venture, to the extent not capitalized, fees, costs, charges or expenses for such period in connection with start-up operations for joint ventures to the extent such fees, costs, charges or expenses are paid with amounts contributed by the Company’s joint venture partner with respect to such joint venture
$
any non-cash losses attributable to the mark-to-market movement in the valuation of Swap Contracts
The following (without duplication) to the extent included in calculating such Consolidated Net Income, all as determined in accordance with GAAP:
$
all non-cash income or gains for such period	$
net income or gains from discontinued operations for such period	$
all federal, state, local and foreign income tax credits of the Company and its Subsidiaries during such period	$
any non-cash gains attributable to the mark-to-market movement in the valuation of Swap Contracts	$
Consolidated EBITDA for the period of the four fiscal quarters ending on the Statement Date
[(b)(i) + (b)(ii) + (b)(iii) + (b)(iv) + (b)(v) + (b)(vi) + (b)(vii) + (b)(viii) + (b)(ix) + (b)(x) + (b)(xi) + (b)(xii) + (b)(xiii) + (b)(xiv) + (b)(xv) - (b)(xvi) - (b)(xvii) - (b)(xviii) - (b)(xix)] Subject to Section 1.03(c) of the Credit Agreement, Consolidated EBITDA for (x) the fiscal quarter ended January 31, 2016, shall be equal to $9,102,393, (y) for the fiscal quarter ended April 30, 2016, shall be equal to $20,573,223, and (z) for the fiscal quarter ended July 31, 2016, shall be equal to $17,784,954.
$
(c)Consolidated Leverage Ratio

[((a)(xi) - (b))/(c)(xx)]                                :1.0

2.    Consolidated Interest Coverage Ratio

(a)    Consolidated EBITDA for the period of the four fiscal quarters
ending on the Statement Date (1)(c)(xx) above)                $____________

(b)    the cash portion of Consolidated Interest Charges for the
period of the four fiscal quarters ending on the Statement Date        $____________

(c)    Consolidated Interest Coverage Ratio
[(a)/(b)]                                        :1.0

3.    Consolidated Fixed Charge Coverage Ratio

(a)    Consolidated EBITDA for the period of the four fiscal quarters
ending on the Statement Date (1)(c)(xx) above)                $____________

(b)    Consolidated Capital Expenditures for such period (excluding any Consolidated Capital Expenditures (x) to the extent funded with the proceeds of (A) Qualified Subordinated Debt or (B)
Qualified Capital Stock of the Company and (y) made in
connection with joint ventures (that are, for the avoidance of doubt, Subsidiaries) prior to, with respect to any joint venture, the J/V Start-Up Date for such joint venture to the extent (A)
contributed to such joint venture by the Company’s joint venture partner with respect to such joint venture or (B) funded by
Indebtedness borrowed locally by such joint venture)            $____________

(c)    Consolidated Cash Taxes for such period                $____________

(d)    Consolidated Scheduled Funded Debt Payments for the
period of the four fiscal quarters ending on the Statement Date        $____________

(e)    the cash portion of Consolidated Interest Charges for the
period of the four fiscal quarters ending on the Statement Date        $____________

(f)    Consolidated Fixed Charge Coverage Ratio
[((a) - (b) - (c))/((d) + (e))]                            :1.0

4.    Consolidated Capital Expenditures

(a)    Consolidated Capital Expenditures for the relevant period
ending on the Statement Date                         $____________